Exhibit 10.2
AMENDMENT NO. 1
TO THE
PHARMACY BENEFIT MANAGEMENT SERVICES AGREEMENT
     This Amendment No. 1 to the Pharmacy Benefit Management Services Agreement (“Amendment”) is entered into as of August 20, 2010, and shall be effective as of January 1, 2010, and amends the Pharmacy Benefit Management Services Agreement (“Agreement”) entered into by WellPoint, Inc., on behalf of itself and its Designated Affiliates (hereinafter referred to collectively as “WellPoint”), and Express Scripts, Inc. on behalf of itself and its subsidiaries (“PBM”) (collectively, WellPoint and PBM are referred to as the “Parties,” and each separately as a “Party”).
     WHEREAS, the Parties desire to modify the terms of the Agreement;
     NOW, THEREFORE, the Parties agree to amend the Agreement as follows:
     1. Exhibit H. The Exhibit H contained in the Agreement is hereby deleted in its entirety and replaced by the new Exhibit H attached hereto.
     The parties acknowledge and agree that the Agreement, except as expressly modified by this Amendment, and any other amendments entered into by the parties, shall otherwise remain in full force and effect.
     IN WITNESS WHEREOF, the Parties’ authorized representatives hereby execute this Amendment.

WELLPOINT, INC.		EXPRESS SCRIPTS, INC.
On behalf of itself and its Designated		On behalf of itself and its subsidiaries
Affiliates

By:	/s/ Tracy Nolan	By:	/s/ Jeff Hall

Printed Name: Tracy Nolan		Printed Name: Jeff Hall
Title: Vice President		Title: Exec. VP & CFO

EXHIBIT H
FEHB SERVICES ADMINISTRATION
This Exhibit sets forth the duties and obligations of PBM with respect to WellPoint’s FEHBP operations.
I. FEDERAL SUBCONTRACT PROVISIONS
Federal Acquisition Regulation Clauses (FAR)
This Agreement is a subcontract under a federal procurement contract of the United States Government (The Office of Personnel Management) with WellPoint. This Agreement is subject to certain federal procurement clauses pursuant to 48 C.F.R. Chapter 16.
This Agreement incorporates by reference the clauses set forth herein with the same force and effect as if they were given in full text. Upon request, FEP will make their full text available to PBM.
The clauses are applicable to this Agreement and to its lower tier contracts if the cost of this Agreement or lower tier agreements are equal to or greater than the amount required by the listed clause, unless specifically exempted by applicable rules, regulations, or Executive Agreements. References in the Federal Acquisition Regulation clauses to the “Government” shall be deemed to be references to WellPoint, as appropriate, and references to the “contractor” shall be deemed to be references to PBM, as appropriate
In the event of a conflict between the terms of this Exhibit and other terms in the Agreement, the terms of this Exhibit shall control.
II. FAR CLAUSES APPLICABLE TO THIS AGREEMENT
The clauses in FAR Subpart 52.2 referenced in subparagraph (a), the clauses applicable at the dollar thresholds in subparagraphs (b) and (c), those clauses referenced and checked in subparagraph (d), and those clauses in subparagraph (e) for Underwriting Agreements, in effect on the date of this Agreement, are incorporated herein and made a part of this Agreement. Certain clauses in the above-identified subparagraphs will not be incorporated if the Agreement does not meet the threshold characteristic set forth in parentheses after the name and date of the clause. To the extent that an earlier version of any such clause is included in the Prime Contract or agreement under which this Agreement is issued, the date of the clause as it appears in such Prime Contract or agreement shall be controlling and said version shall be incorporated herein. PBM agrees to abide by the provisions of the FEHB and FAR regulations applicable to subcontractors.
     (a) The following clauses are applicable to this Agreement regardless of dollar amount:

FAR Reference	Title of Clause
52.202-1	Definitions (Jul 2004)
52.209-6	Protecting the Government’s Interest when Subcontracting With Contractors Debarred, Suspended, or Proposed for Debarment (Sept 2006) (only applicable if agreement exceeds $30,000)
52.222-4	Contract Work Hours And Safety Standards Act-Overtime Compensation (Jul 2005)
52.222-21	Prohibition Of Segregated Facilities (Feb 1999)
52.222-26	Equal Opportunity (Mar 2007)

FAR Reference	Title of Clause
52.222-36	Affirmative Action for Workers with Disabilities (Jun 1998) (only applicable if agreement exceeds $10,000)
52.222-50	Combating Trafficking in Persons (August 2007)
52.247-63	Preference for U.S. Flag Air Carriers (June 2003)
52-247-64	Preference for Privately owned U.S. Flag Commercial Vessels (February 2006)
FEHBAR CLAUSES APPLICABLE TO THIS AGREEMENT:

1652.203-70	Misleading, Deceptive or Unfair Advertising (Jan 1991)
1652.204-70	Contractor Records Retention (July 2005)
1652.204-74	Large Provider Agreements (Oct 2005)
1652.222-70	Notice of Significant Events (July 2005)
1652.232-72	Non-Commingling of FEHBP Funds (Jan 1991) (applicable only to agreements in excess of $25,000) (substitute “contractor and/or subcontractor” for “Carrier and/or its Underwriter”)
1652.246-70	FEHB Inspection (July 2005)
1652.249-71	FEHBP Termination for Convenience of the Government — Negotiated Benefits Contracts (Jan 1998)
1652.249-72	FEBHP Termination for Default-Negotiated Benefits Contracts (Jan 1998)
     (b) The following FAR clauses are applicable to this Agreement if it exceeds $100,000:

FAR Reference	Title of Clause
52.203-7	Anti-Kickback Procedures (Jul 1995)
52.203-12	Limitation on Payments to Influence Certain Federal Transactions (Sept 2007)
52.222-35	Equal Opportunity for Special Disabled Veterans, Veterans of the Vietnam Era, and Other Eligible Veterans (Sept 2006) (only applicable to agreements of $100,000 or more)
52.222-37	Employment Reports on Special Disabled Veterans, Veterans of the Vietnam Era, and Other Eligible Veterans (Sept 2006) (only applicable to agreements of $100,000 or more)
52.222-39	Notification of Employee Rights Concerning Payment of Union Dues or Fees (Dec 2004)
52.227-1	Authorization and Consent (Dec 2007)
52.227-2	Notice And Assistance Regarding Patent and Copyright Infringement (Dec 2007)
     (c) The following FAR clauses are applicable to this Agreement if it exceeds $650,000:

FAR Reference	Title of Clause
52.215-10	Price Reduction for Defective Cost or Pricing Data (Oct 1997)
52.215-12	Subcontractor Cost or Pricing Data (Oct 1997)
52.215-13	Subcontractor Cost or Pricing Data-Modifications (Oct 1997)
52.219-8	Utilization of Small Business Concerns (May 2004)
52-219-9	Small Business Subcontracting Plan (July 2005)
52.215-15	Pension Adjustments and Asset Reversions (Oct 2004)
52.215-18	Reversion or Adjustment of Plans For Postretirement Benefits (PRB) Other than Pensions (Jul 2005)
     (d) The following FEHBAR clauses are applicable to all underwriting agreements:

FAR Reference	Title of Clause
1652.203-70	Misleading, Deceptive, or Unfair Advertising (Jan 1991) (All Underwriting) (substitute “Underwriter” wherever “Carrier” is utilized in the clause)
1652.215-71	Investment Income (Jan 1998) (All Underwriting) (substitute “Underwriter” wherever “Carrier” is utilized in the clause)
1652.232-72	Non-commingling of FEHBP Funds (Jan 1991) (only applies to agreements in excess of $25,000) (substitute “Underwriter” wherever “Carrier” is utilized in the clause)
1652.246-70	FEHB Inspection (Jan 2005) (All Underwriting and Administrative Services) (substitute “Underwriter” wherever “Carrier” is utilized in the clause)
(e)	Business Ethics and Conduct. This clause will only apply if the aggregate value of this Agreement exceeds $5 million and lasts for more than 120 days.
1.	Definitions. As used in this clause—
a.	“Agent” means any individual, including a director, an officer, an employee, or an independent contractor, authorized to act on behalf of the organization.

b.	“Full cooperation” means disclosure to the Government of the information sufficient for law enforcement to identify the nature and extent of the offense and the individuals responsible for the conduct. It includes providing timely and complete response to Government auditors’ and investigators’ request for documents and access to employees with information. Full cooperation does not foreclose any subcontractor rights arising in law, the FAR, or the terms of the contract. It does not require the subcontractor to waive its attorney-client privilege or the protections afforded by the attorney work product doctrine. It does not require any officer, director, owner, or employee of the subcontractor, including a sole proprietor, to waive his or her attorney client privilege or Fifth Amendment rights. It does not restrict a subcontractor from conducting an internal investigation or defending a proceeding or dispute arising under the contract or related to a potential or disclosed violation.

c.	“Principal” means an officer, director, owner, partner, or a person having primary management or supervisory responsibilities within a business entity (e.g., general manager; plant manager; head of a subsidiary, division, or business segment; and similar positions).
2.	Code of business ethics and conduct. Within 30 days after contract award, unless WellPoint establishes a longer time period, PBM shall—
a.	Have a written code of business ethics and conduct; and

b.	Make a copy of the code available to each employee engaged in performance of this Agreement.
3.	PBM shall—
a.	Exercise due diligence to prevent and detect criminal conduct; and

b.	Otherwise promote an organizational culture that encourages ethical conduct and a commitment to compliance with the law.

c.	Timely disclose, in writing, to the agency Office of Inspector General (OIG), with a copy to the agency Contracting Officer, whenever, in connection with the award, performance, or closeout of this Agreement or any subcontract thereunder, PBM has credible evidence that a principal, employee, agent, or subcontractor of PBM has committed—

(i)	A violation of Federal criminal law involving fraud, conflict of interest, bribery, or gratuity violations found in Title 18 of the United States Code; or

(ii)	A violation of the civil False Claims Act (31 U.S.C. 3729-3733).
4.	The Government and WellPoint shall, to the extent permitted by law and regulation, safeguard and treat information obtained pursuant to the PBM’s disclosure as confidential where the information has been marked “confidential” or “proprietary” by PBM. To the extent permitted by law and regulation, such information will not be disclosed to the public pursuant to a Freedom of Information Act request, 5 U.S.C. Section 552, without prior notification to PBM. WellPoint may transfer documents provided by PBM to any department or agency within the Executive Branch of the United States Government if the information relates to matters within the organization’s jurisdiction.

5.	PBM shall establish the following within 90 days after the effective date of this Agreement, unless WellPoint establishes a longer time period:
a.	An ongoing business ethics awareness and compliance program.
(i)	This program shall include reasonable steps to communicate periodically and in a practical manner PBM’s standards and procedures and other aspects of PBM’s business ethics awareness and compliance program and internal control system, by conducting effective training programs and otherwise disseminating information appropriate to an individual’s respective roles and responsibilities.

(ii)	The training conducted under this program shall be provided to PBM’s principals and employees, and as appropriate, PBM’s agents and subcontractors.
b.	An internal control system.
(i)	PBM’s internal control system shall establish standards and procedures to facilitate timely discovery of improper conduct in connection with this Agreement; and ensure corrective measures are promptly instituted and carried out.

(ii)	At a minimum, PBM’s internal control system shall provide for the following:
A.	Assignment of responsibility at a sufficiently high level and adequate resources to ensure effectiveness of the business ethics awareness and compliance program and internal control system.

B.	Reasonable efforts not to include an individual as a principal, whom due diligence would have exposed as having engaged in conduct that is in conflict with PBM’s code of business ethics and conduct.

C.	Periodic reviews of company business practices, procedures, policies, and internal controls for compliance with PBM’s code of business ethics and conduct and the special requirements of Government contracting, including—
(i)	Monitoring and auditing to detect criminal conduct;

(ii)	Periodic evaluation of the effectiveness of the business ethics awareness and compliance program and internal control system, especially if criminal conduct has been detected; and

(iii)	Periodic assessment of the risk of criminal conduct, with appropriate steps to design, implement, or modify the business ethics awareness and compliance program and the internal control system as necessary to reduce the risk of criminal conduct identified through this process.

D.	An internal reporting mechanism, such as a hotline, which allows for anonymity or confidentiality, by which employees may report suspected instances of improper conduct, and instructions that encourage employees to make such reports.

E.	Disciplinary action for improper conduct or for failing to take reasonable steps to prevent or detect improper conduct.
6.	Subcontracts. PBM shall include the substance of this clause, including this paragraph (d), in subcontracts that have a value in excess of $5,000,000 and a performance period of more than 120 days.
(f) AUDIT AND RECORDS-NEGOTIATION (JUN 2009) (FAR 52.215-2).
1.	As used in this clause, “records” includes books, documents, accounting procedures and practices, and other data, regardless of type and regardless of whether such items are in written form, in the form of computer data, or in any other form.

2.	Examination of costs. If this is a cost- reimbursement, incentive, time-and-materials, labor-hour, or price redeterminable contract, or any combination of these, the PBM shall maintain and the authorized representative of the United States Office of Personnel Management (“OPM Representative”), shall have the right to examine and audit all records and other evidence sufficient to reflect properly all costs claimed to have been incurred or anticipated to be incurred directly or indirectly in performance of this contract. This right of examination shall include inspection at all reasonable times of the PBM’s plants, or parts of them, engaged in performing the contract.

3.	Cost or pricing data. If the PBM has been required to submit cost or pricing data in connection with any pricing action relating to this contract, the OPM Representative, in order to evaluate the accuracy, completeness, and currency of the cost or pricing data, shall have the right to examine and audit all of the PBM’s records, including computations and projections, related to—
a.	The proposal for the contract, subcontract, or modification;

b.	The discussions conducted on the proposal(s), including those related to negotiating;

c.	Pricing of the contract, subcontract, or modification; or

d.	Performance of the contract, subcontract or modification.
4.	Comptroller General — (1) The Comptroller General of the United States, or an authorized representative, shall have access to and the right to examine any of the PBM’s directly pertinent records involving transactions related to this contract or a subcontract hereunder and to interview any current employee regarding such transactions. (2) This paragraph may not be construed to require the PBM to create or maintain any record that the PBM or subcontractor does not maintain in the ordinary course of business or pursuant to a provision of law.

5.	Reports. If the PBM is required to furnish cost, funding, or performance reports, the OPM Representative, in lieu of WellPoint, shall have the right to examine and audit the supporting records and materials, for the purpose of evaluating— (1) The effectiveness of the PBM’s policies and procedures to produce data compatible with the objectives of these reports and (2) The data reported.

6.	Availability. The PBM shall make available at its office at all reasonable times the records, materials, and other evidence described in paragraphs (a), (b), (c), (d), and (e) of this clause, for examination, audit, or reproduction, until 3 years after final payment under this contract or for any shorter period specified in Subpart 4.7, PBM Records Retention, of the Federal Acquisition Regulation (FAR), or for any longer period required by statute or by other clauses of this contract. In addition—(1) If this contract is completely or partially terminated, the PBM shall make available the records relating to the work terminated until 3 years after any resulting final termination settlement; and (2) The PBM shall make available records relating to appeals under the Disputes clause or to litigation or the settlement of claims arising under or relating to this contract until such appeals, litigation, or claims are finally resolved.

7.	The PBM shall insert a clause containing all the terms of this clause, including this paragraph (g), in all subcontracts under this contract that exceed the simplified acquisition threshold and—
a.	That are cost-reimbursement, incentive, time-and-materials, labor-hour, or price-redeterminable type or any combination of these;

b.	For which cost or pricing data are required; or

c.	That require the subcontractor to furnish reports as discussed in paragraph (e) of this clause.
The clause may be altered only as necessary to identify properly the contracting parties and the OPM Representative under the Government prime contract.
(g) SUBCONTRACTS FOR COMMERCIAL ITEMS (DEC 2009) (FAR 52.244-6).
1.	Definitions. As used in this clause—

“Commercial item” has the meaning contained in Federal Acquisition Regulation 2.101, Definitions.

“Subcontract” includes a transfer of commercial items between divisions, subsidiaries, or affiliates of PBM or subcontractor at any tier.

2.	To the maximum extent practicable, PBM shall incorporate, and require its subcontractors at all tiers to incorporate, commercial items or nondevelopmental items as components of items to be supplied under this contract.

3.	a. The following provisions are hereby incorporated by reference and PBM shall insert them in any subcontracts for commercial items:
(i)	52.203-13, Contractor Code of Business Ethics and Conduct (Dec 2008)

(ii)	52.203-15, Whistleblower protections Under the American Recovery and Reinvestment Act of 2009 (Section 1553 of Pub. L. 111-5), if the subcontract is funded under the Recovery Act.

(iii)	52.219-8, Utilization of Small Business Concerns (May 2004) (15 U.S.C. 637(d)(2) and (3)), in all subcontracts that offer further subcontracting opportunities. If the subcontract (except subcontracts to small business concerns) exceeds $550,000 ($1,000,000 for construction of any public facility), the subcontractor must include 52.219-8 in lower tier subcontracts that offer subcontracting opportunities.

(iv)	52.222-26, Equal Opportunity (Mar 2007) (E.O. 11246).

(v)	52.222-35, Equal Opportunity for Special Disabled Veterans, Veterans of the Vietnam Era, and Other Eligible Veterans (Sep 2006) (38 U.S.C. 4212(a));

(vi)	52.222-36, Affirmative Action for Workers with Disabilities (June 1998) (29 U.S.C. 793).

(vii)	52.222-39, Notification of Employee Rights Concerning Payment of Union Dues or Fees (Dec 2004) (E.O. 13201). Flow down as required in accordance with paragraph (g) of FAR clause 52.222-39).

(viii)	52.222-50, Combating Trafficking in Persons (Feb 2009) (22 U.S.C. 7104(g))

(ix)	52.247-64, Preference for Privately Owned U.S.-Flag Commercial Vessels (Feb 2006) (46 U.S.C. App. 1241 and 10 U.S.C. 2631) (flow down required in accordance with paragraph (d) of FAR clause 52.247-64).
b.	While not required, PBM may flow down to subcontracts for commercial items a minimal number of additional clauses necessary to satisfy its contractual obligations
(h) EMPLOYMENT ELIGIBILITY VERIFICATION (JAN 2009) (FAR 52.222-54).
1.	Definitions. As used in this clause—
a.	Commercially available off-the-shelf (COTS) item—

(i)	Means any item of supply that is—
(a)	A commercial item (as defined in paragraph (1) of the definition at 2.101);

(b)	Sold in substantial quantities in the commercial marketplace; and

(c)	Offered to the Government, without modification, in the same form in which it is sold in the commercial marketplace; and
(ii)	Does not include bulk cargo, as defined in section 3 of the Shipping Act of 1984 (46 U.S.C. App. 1702), such as agricultural products and petroleum products. Per 46 CFR 525.1(c)(2), ``bulk cargo’’ means cargo that is loaded and carried in bulk onboard ship without mark or count, in a loose unpackaged form, having homogenous characteristics. Bulk cargo loaded into intermodal equipment, except LASH or Seabee barges, is subject to mark and count and, therefore, ceases to be bulk cargo.
b.	Employee assigned to the contract means an employee who was hired after November 6, 1986, who is directly performing work, in the United States, under a contract that is required to include the clause prescribed at 22.1803. An employee is not considered to be directly performing work under a contract if the employee—
(i)	Normally performs support work, such as indirect or overhead functions; and

(ii)	Does not perform any substantial duties applicable to the contract.
c.	Subcontract means any contract, as defined in 2.101, entered into by a subcontractor to furnish supplies or services for performance of a prime contract or a subcontract. It includes but is not limited to purchase orders, and changes and modifications to purchase orders.

d.	Subcontractor means any supplier, distributor, vendor, or firm that furnishes supplies or services to or for a prime PBM or another subcontractor.

e.	United States, as defined in 8 U.S.C. 1101(a)(38), means the 50 States, the District of Columbia, Puerto Rico, Guam, and the U.S. Virgin Islands.
2.	Enrollment and verification requirements.
a.	If the PBM is not enrolled as a Federal PBM in E-Verify at time of contract award, the PBM shall—
(i)	Enroll. Enroll as a Federal PBM in the E-Verify program within 30 calendar days of contract award;

(ii)	Verify all new employees. Within 90 calendar days of enrollment in the E-Verify program, begin to use E-Verify to initiate verification of employment eligibility of all new hires of the PBM, who are working in the United States, whether or not assigned to the contract, within 3 business days after the date of hire (but see paragraph (b)(3) of this section); and

(iii)	Verify employees assigned to the contract. For each employee assigned to the contract, initiate verification within 90 calendar days after date of enrollment or within 30 calendar days of the employee’s assignment to the contract, whichever date is later (but see paragraph (b)(4) of this section).
b.	If the PBM is enrolled as a Federal PBM in E-Verify at time of contract award, the PBM shall use E-Verify to initiate verification of employment eligibility of—
(i)	All new employees.
(a)	Enrolled 90 calendar days or more. The PBM shall initiate verification of all new hires of the PBM, who are working in the United States, whether or not assigned to the contract, within 3 business days after the date of hire (but see paragraph (b)(3) of this section); or

(b)	Enrolled less than 90 calendar days. Within 90 calendar days after enrollment as a Federal PBM in E-Verify, the PBM shall initiate verification of all new hires of the PBM, who are working in the United States, whether or not assigned to the contract, within 3 business days after the date of hire (but see paragraph (b)(3) of this section); or

(ii)	Employees assigned to the contract. For each employee assigned to the contract, the PBM shall initiate verification within 90 calendar days after date of contract award or within 30 days after assignment to the contract, whichever date is later (but see paragraph (b)(4) of this section).
c.	If the PBM is an institution of higher education (as defined at 20 U.S.C. 1001(a)); a State or local government or the government of a Federally recognized Indian tribe; or a surety performing under a takeover agreement entered into with a Federal agency pursuant to a performance bond, the PBM may choose to verify only employees assigned to the contract, whether existing employees or new hires. The PBM shall follow the applicable verification requirements at (b)(1) or (b)(2), respectively, except that any requirement for verification of new employees applies only to new employees assigned to the contract.

d.	Option to verify employment eligibility of all employees. The PBM may elect to verify all existing employees hired after November 6, 1986, rather than just those employees assigned to the contract. The PBM shall initiate verification for each existing employee working in the United States who was hired after November 6, 1986, within 180 calendar days of—
(i)	Enrollment in the E-Verify program; or

(ii)	Notification to E-Verify Operations of the PBM’s decision to exercise this option, using the contact information provided in the E-Verify program Memorandum of Understanding (MOU).
e.	The PBM shall comply, for the period of performance of this contract, with the requirements of the E-Verify program MOU.
(i)	The Department of Homeland Security (DHS) or the Social Security Administration (SSA) may terminate the PBM’s MOU and deny access to the E-Verify system in accordance with the terms of the MOU. In such case, the PBM will be referred to a suspension or debarment official.

(ii)	During the period between termination of the MOU and a decision by the suspension or debarment official whether to suspend or debar, the PBM is excused from its obligations under paragraph (b) of this clause. If the suspension or debarment official determines not to suspend or debar the PBM, then the PBM must reenroll in E-Verify.
3.	Web site. Information on registration for and use of the E-Verify program can be obtained via the Internet at the Department of Homeland Security Web site: http://www.dhs.gov/E-Verify.

4.	Individuals previously verified. The PBM is not required by this clause to perform additional employment verification using E-Verify for any employee—
a.	Whose employment eligibility was previously verified by the PBM through the E-Verify program;

b.	Who has been granted and holds an active U.S. Government security clearance for access to confidential, secret, or top secret information in accordance with the National Industrial Security Program Operating Manual; or

c.	Who has undergone a completed background investigation and been issued credentials pursuant to Homeland Security Presidential Directive (HSPD)-12, Policy for a Common Identification Standard for Federal Employees and PBMs.
5.	Subcontracts. The PBM shall include the requirements of this clause, including this paragraph (e) (appropriately modified for identification of the parties), in each subcontract that-
a.	Is for—
(i)	Commercial or noncommercial services (except for commercial services that are part of the purchase of a COTS item (or an item that would be a COTS item, but for minor modifications), performed by the COTS provider, and are normally provided for that COTS item); or

(ii)	Construction;
b.	Has a value of more than $3,000; and

c.	Includes work performed in the United States.

III. ADDITIONAL TERMS AND CONDITIONS
(a)	PBM certifies that it is not majority-owned or majority-controlled by a pharmaceutical manufacturing company.

(b)	PBM agrees to credit WellPoint either as a price reduction, a credit, or by cash refund all Manufacturer Payments to the extent negotiated and received by WellPoint from PBM solely with respect to the FEHBP plans. For purposes of this section, Manufacturer Payments are any and all compensation or remuneration PBM receives from a pharmaceutical manufacturer, including but not limited to, discounts; credits; rebates, regardless of how categorized; market share incentives, commissions, and administrative or management fees. The term also includes any fees received for sales of utilization data to a pharmaceutical manufacturer. This term does not include purchase discounts based upon invoiced purchase terms.

(c)	To the extent WellPoint has negotiated with PBM to receive all or a portion of Manufacturer Payments as described in (b) above, PBM will provide WellPoint with quarterly and annual Manufacturer Payment Reports identifying the following information solely with respect to the FEHBP plan. This information shall be presented for both the total of all prescription drugs dispensed through PBM, acting as a mail order pharmacy, and its retail network and [in the aggregate for the 25 brand name drugs that represent the greatest cost to the FEHBP plan or such number of brand name drugs that together represent 75% of the total cost to the FEHBP plan, whichever is the greater number]
1.	the dollar amount of Total Product Revenue for the reporting period, with respect to the FEHBP plan. Total Product Revenue is the PBM’s net revenue with respect to the FEHBP plan which consists of sales of prescription drugs to clients, either through retail networks or PBM-owned or controlled mail order pharmacies. Net revenue is recognized at the prescription price negotiated with clients and associated administrative fees;

2.	the dollar amount of total drug expenditures for the FEHBP plan;

3.	the dollar amount of all Manufacturer Payments earned by the PBM with respect to the FEHBP plan for the reporting period;

4.	the percentage of all Manufacturer Payments earned by the PBM with respect to the FEHBP plan for the reporting period that were Manufacturer Formulary Payments, which are payments the PBM receives from a manufacturer in return for formulary placement and/or access, or payments that are characterized as “formulary” or “base” rebates or payments pursuant to the PBM’s agreements with pharmaceutical manufacturers; and

5.	the percentage of all Manufacturer Payments received by the PBM during the reporting period that were Manufacturer Additional Payments, which are all Manufacturer Payments other than Manufacturer Formulary Payments.
(d)	PBM agrees to provide WellPoint, at least annually, with all financial and utilization information requested by WellPoint relating to the provision of benefits to eligible enrollees solely with respect to the FEHBP plan through the PBM and all financial and utilization information relating to services provided to Carrier solely with respect to the FEHBP plan.

(e)	PBM agrees that WellPoint may provide any information it receives from PBM, including a copy of its contract with the PBM, to OPM. PBM providing information to WellPoint under this subsection may designate that information as confidential commercial information. PBM, by contracting with WellPoint, consents to the disclosure of this information to OPM. PBM acknowledges and agrees that, although its information may be marked as confidential commercial information, the information may be subject to FOIA disclosure under 5 U.S.C. Section 552. PBM agrees that WellPoint is not liable for any release of information under FOIA.

(f)	Integrity Standard. PBM agrees to adopt and adhere to a code of ethics promulgated by a national professional association, such as the Code of Ethics of the American Pharmacists Association (dated October 27, 1994), for their employed pharmacists.

(g)	Performance Standards. PBM shall develop and apply a quality assurance program specifying procedures for ensuring contract quality on the following standards at a minimum and submit reports to WellPoint on their performance. PBM must meet, at minimum, the member inquiry, telephone customer service, paper claims processing, and other applicable standards set for WellPoint under its applicable contracts with OPM. All other standards discussed below will have specific target goals PBM is expected to achieve. WellPoint may permit PBM to measure compliance using statistically valid samples for PBM’s book of business.

(h)	Retail Pharmacy Standards
1.	Point of Service (POS) system response time. PBM’s network electronic transaction system provides rapid response to network pharmacies.

2.	POS system availability. PBM’s network electronic transaction system generally is available to, and accessible by, network pharmacies.

3.	Licensing — PBM verifies the appropriate licensing of its network pharmacies.
(i)	Mail Service Pharmacy Standards
1.	Dispensing accuracy — PBM dispenses its prescriptions to the correct patient and for the correct drug, drug strength and dosage in accordance with the physician’s prescription not less than 99.9% of the time.

2.	Turnaround time — PBM promptly dispenses and ships at least 98% on average of all prescriptions not requiring intervention or clarification within 3 business days or meets an equivalent measure approved by OPM.
(j)	Prior Approval — if applicable — PBM promptly reviews and responds to requests for prior approval for specific drugs following receipt of all required information.

(k)	Alternative Drug Options. PBM shall, at a minimum, utilize the following protocols for PBM initiated drug interchanges (any change from the original prescription) other than generic substitutions:
1.	PBM must treat the prescribing physician, and not itself, as the ultimate decision-maker. Furthermore, to the extent appropriate under the circumstances, the PBM must allow the patient input into that decision-making process. At a minimum, PBM must provide the patient with a written notice in the package sent to the patient that the drug interchange has occurred with the approval of the Prescriber.

2.	PBM will obtain authorization for a drug interchange only with the express, verifiable authorization from the Prescriber as communicated directly by the Prescriber, in writing or verbally, or by a licensed medical professional or other physician’s office staff member as authorized by the Prescriber.

3.	PBM must memorialize in appropriate detail all conversations with patients and physicians in connection with drug interchanging requests, including the identity of the contact person at the physician’s office and the basis for his or her authority.

4.	PBM will only interchange a patient’s drug from a lower priced drug to a higher priced drug to patient or Plan when authorized by WellPoint or the Plan.

5.	PBM will permit pharmacists to express their professional judgment to both PBM and physicians on the impact of drug interchanges and to answer physicians’ questions about dosing. PBM will not require pharmacists to, and will not penalize pharmacists for refusing to, initiate calls to physicians for drug interchanges that in their professional judgment should not be made.

6.	PBM will offer to disclose, and if requested, will disclose to physicians, WellPoint, and patients (i) the reason(s) why it is suggesting a drug interchange and (ii) how the interchange will affect the patients financially.
(l)	PBM understands that any information it provides to WellPoint under this Exhibit, including a copy of this Agreement, may be provided to OPM. PBM has the sole obligation to designate any information provided under this Exhibit as confidential. PBM consents to the disclosure of this information to OPM. PBM acknowledges and agrees that, although its information may be marked as confidential commercial information, the information may be subject to FOIA disclosure under 5 U.S.C. Section 552. PBM agrees that WellPoint is not liable for any release of information under FOIA.

(m)	Quality of Drug Therapy — The quality assurance program implemented by PBM contractor must include a process to measure the quality of its drug therapy provided to FEP enrollees. Specific areas to be addressed include achievement of quality targets measured by both internal and external metrics; identification and appropriate use of best practices; and application of evidence-based medicine, as appropriate.

(n)	Patient Safety Standard — PBM shall establish drug utilization management, formulary process and procedures that have distinct systems for identifying and rectifying consumer safety issues including:
(i)	A system for identifying and communicating drug and consumer safety issues at point-of-service; and

(ii)	A system of drug utilization management tools, such as prospective and concurrent drug utilization management that identifies situations which may compromise the safety of the consumer.
(o)	Safety and Accessibility for Consumers — PBM shall meet the following standards related to pharmacy network management and consumer access to medications:
(1)	PBM shall define the scope of its services with respect to:
(a)	The distribution channels offered (e.g. pharmacy network, mail order pharmacies, or specialty pharmacies);

(b)	The types of pharmacy services offered within each distribution channel; and

(c)	The geographic area served by each distribution channel.
(2)	For each distribution channel provided by PBM, PBM shall:
(a)	Establishes criteria and measures actual performance in comparison to those criteria: and

(b)	Makes improvements where necessary to maintain the pharmacy network and meet contractual requirements.
(3)	PBM shall establish a quality and safety mechanism for each distribution channel in order to identify and address concerns related to:
(a)	Quality and safety of drug distribution; and

(b)	Quality of service.
(p) Additional Costs. If, in complying with the requirements of this Exhibit H, PBM should incur significant additional costs that are not otherwise covered by Section 3.20 of the Agreement, WellPoint agrees to work with PBM in good faith to recover those costs from the United States Office of Personnel Management (“OPM”) in accordance with the applicable federal laws and regulations. The parties agree that any such funding request will be in the form of an administrative payment request and/or a request for equitable adjustment. The parties agree that the decision of OPM to reimburse PBM for such costs shall be final and that in no event shall WellPoint have any liability to PBM for such costs.